Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Interwave Communications International Ltd.

We consent to the incorporation by reference in the registration statements (File Nos. 333-38690, 333-59310, 333-59308, 333-64854, 333-87142 and 333-96613 and 333-109831) on Form S-8 of Interwave Communications International Ltd. of our report dated September 25, 2003, relating to the consolidated balance sheets of Interwave Communications International Ltd. and subsidiaries as of June 30, 2003, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss, and cash flows for each of the years in the two-year period ended June 30, 2003, and the related financial statement schedule, which report appears in this annual report on Form 10-K of Interwave Communications International Ltd. for the year ended June 30, 2003.

Our report dated September 25, 2003 contains an explanatory paragraph describing the Company’s change in accounting for goodwill and other intangible assets.

/s/ KPMG LLP

Mountain View, California
September 25, 2003